                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  PLANTRONICS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                 PROXY STATEMENT

LOGO

--------------------------------------------------------------------------------------------------------
PRINCIPAL EXECUTIVE OFFICES                                       PLACE OF MEETING
  345 Encinal Street                                                The Museum of Art & History
  Santa Cruz, CA 95060                                              McPherson Center
                                                                    705 Front Street
                                                                    Santa Cruz, CA 95060
--------------------------------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 2000

To the Stockholders:

     Our 2000 Annual Meeting of Stockholders will be held at on Thursday, June 29, 2000 at 12:00 noon, local time, at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We ask that you please read it carefully.

     The purpose of the Annual Meeting is to:

     1. To elect seven directors to serve until the next Annual Meeting.

     2. To ratify and approve an increase of 850,000 shares in the common stock issuable under the 1993 Stock Plan.

     3. To ratify and approve an increase of 40,000 shares in the common stock issuable under the 1993 Director Stock Option Plan.

     4. To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending March 31, 2001.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only Plantronics stockholders of record at the close of business on May 19, 2000 are entitled to vote at the meeting. To assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible. We enclose a postage-prepaid envelope for that purpose. Any stockholder attending the meeting may vote in person, even if she or he has returned a proxy.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ KEVIN A. GOODWIN

                                       Kevin Goodwin
                                       Secretary

Santa Cruz, California
May 24, 2000

                             YOUR VOTE IS IMPORTANT

     TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

LOGO

KEN KANNAPPAN
PRESIDENT AND CHIEF EXECUTIVE OFFICER

May 24, 2000

Dear Fellow Stockholders:

     It has been an exciting year of growth for Plantronics and I thank you for your support of our efforts. We have worked very hard to advance the adoption of headsets and have made significant progress in doing so. We know that much remains to be done.

     We are asking our stockholders to consider not only the re-election of our current board of directors and the ratification of PricewaterhouseCoopers as our auditors, but also to support two important proposals at our 2000 Annual Meeting. We ask that you approve an increase in the number of shares authorized for issuance under our employee stock option plan and also under our Director stock option plan.

     Attracting and retaining the best employees is a critical need if we are to continue our growth and retain our leadership position in communications headsets. We are in a period of tremendous opportunity and there is what can only be called a "war for talent" being waged in the telecommunications and technology industries. Equity-based compensation is a proven key component of our compensation strategy and we need to replenish the fund of shares available for grant to our valued present and needed future employees. A failure to seize the opportunities available to us due to the inability to retain and attract the best and brightest associates would potentially put at risk all that we have created. The same applies to our Board of Directors -- we need to attract and retain the best board members to oversee and guide the future of Plantronics.

     Each of these proposals is discussed in greater detail in the following Proxy Statement. We appreciate your support of these proposals and your continued support of Plantronics.

Very truly yours,

Ken Kannappan

                               PLANTRONICS, INC.
                            ------------------------

                                PROXY STATEMENT
                    FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

VOTING PROCEDURES

     Your vote is very important. The Board of Directors of Plantronics, Inc., a Delaware corporation (the "Company"), is soliciting proxies to be used at the June 29, 2000 Annual Meeting of Stockholders. This proxy statement, the form of proxy and the 2000 Annual Report to Stockholders will be mailed to stockholders on or about June 1, 2000. The Annual Report is not a part of this proxy statement. The Annual Meeting will be held at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California. The Company's principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060 and the telephone number at that location is (831) 426-5858.

WHO CAN VOTE

     Only stockholders of record at the close of business on May 19, 2000 (the "record date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. There is only one class of voting securities of the Company, the Company's common stock, $0.01 par value per share ("Common Stock"). On the record date there were 16,365,757 shares of Common Stock outstanding.

HOW YOU CAN VOTE

     You can vote by marking, signing and mailing in the accompanying Proxy Card. We have provided an addressed and postage-paid envelope for your convenience. You may also vote in person at the Annual Meeting.

     If you are the beneficial owner of shares held in "street name" by a broker, the broker as the record holder of the shares is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (those shares are treated as "broker non-votes").

     All shares that have been properly voted will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

     If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date we began printing this proxy statement, the Board of Directors did not know of any other matter to be raised at the annual meeting.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

     You can revoke your proxy at any time before it is voted at the meeting by:

     - Sending written notice of revocation to the Secretary.

     - Sending to the Secretary another duly executed proxy bearing a later date.

     - Attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

GENERAL INFORMATION ON VOTING

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

     In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is "withheld", a proxy marked "abstain" or a proxy as to which there is a "broker non-vote" will be considered present at the meeting for purposes of determining a quorum.

     There are differing vote requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the seven nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the seven management nominees. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

     The amendment to the Company's 1993 Stock Plan and the 1993 Director's Stock Option Plan each require an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For those proposals, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposals and will have no effect on the proposals.

VOTING BY PARTICIPANTS IN THE COMPANY'S 401K PLAN

     If a stockholder is a participant in the Plantronics 401K Plan the proxy card will serve as a voting instruction for the trustees of that plan. If shares of Common Stock in the 401K Plan are not voted by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted.

PROXY SOLICITATION

     This solicitation of proxies is made by the Company, and all related costs will be borne by us. We have retained the services of Skinner & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We will pay Skinner & Co. a fee not to exceed $4,000 for its services, inclusive of the expenses that Skinner will incur. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

     These proxy solicitation materials and the Annual Report to Stockholders for the fiscal year 2000, including financial statements, were first mailed on or about June 1, 2000 to all stockholders entitled to vote at the meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     A stockholder wishing to make a proposal at the 2001 Annual Stockholder Meeting must submit a proposal to the Company prior to April 17, 2001. In order to have any stockholder-submitted proposal considered for inclusion in the proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders, the proposal must be received not later than February 16, 2001.

DATE OF OUR FISCAL YEAR END

     This section of the proxy statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Plantronics, its officers and directors. Some of the information is stated as of the end of fiscal 2000 and some information is provided as of the more current date of May 1, 2000. Each of our fiscal years ends on the Saturday closest to the last day of March. Our fiscal year 2000 ended on April 1, 2000. For purposes of consistent presentation, we have indicated in this proxy statement that each fiscal year ended "March 31" of the given year, even though the actual fiscal year end may have been on a different date.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A board of seven directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

     Pursuant to the terms of a Board Designation Agreement between the Company and Citicorp Venture Capital, Ltd. ("CVC"), the Company's largest stockholder, the Company will nominate and support for election to the Board of Directors three designees of CVC. Directors Logan, Muqaddam and O'Mara are the nominees designated by CVC. See "Board Designation Agreement" below for a description of the Board Designation Agreement. See also "Additional Information -- Security Ownership of Principal Stockholders and Management."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

     The names of the nominees and certain information about them as of June 1, 2000 are set forth below:

                                                                                              DIRECTOR
           NAME OF NOMINEE             AGE             POSITIONS WITH THE COMPANY              SINCE
           ---------------             ---             --------------------------             --------
Marvin Tseu..........................  52    Director and Chairman of the Board                 1999
S. Kenneth Kannappan.................  40    Director, President and Chief Executive Officer    1999
Robert F.B. Logan(1)(2)..............  67    Director                                           1997
M. Saleem Muqaddam...................  53    Director                                           1994
John Mowbray O'Mara(2)...............  72    Director                                           1994
Trude C. Taylor(1)(2)................  79    Director                                           1989
David A. Wegmann(1)..................  53    Director                                           1988

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Mr. Tseu was elected to the Board of Directors in 1999 and serves as Chairman of the Board. Mr. Tseu is the President and Chief Executive Officer of SiteSmith, Inc., a leading provider of outsourced Internet site operations, co-founded by Mr. Tseu in 1999. From 1998 to 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. From 1996 to 1998 Mr. Tseu served as Executive Vice President, Sales and Marketing, for CIDCO, Inc., a designer and manufacturer of advanced telephone products. Mr. Tseu was previously employed with Plantronics from 1984 to 1996. He was Director of Sales and Marketing from 1984 to 1987. From 1988 to 1992, Mr. Tseu served as President and General Manager of Walker Equipment Company, now a division of Plantronics and then a wholly owned subsidiary of the Company. In 1992 he was promoted to Corporate Vice President, Sales and Marketing, and served at that position until 1996. Mr. Tseu is also a director of CIDCO, Inc.

     Mr. Kannappan serves as President and Chief Executive Officer of Plantronics and has been a member of the Board since 1999. He joined the Company in February 1995 as Vice President -- Sales, responsible for

OEM Sales and the Asia Pacific/Latin America markets for Plantronics, Inc. He was promoted to Vice President -- Sales, responsible for the United States, Asian and Latin American markets in September 1995. He was promoted to Managing Director of our Plantronics Limited subsidiary in England in March 1996. In March 1997, Mr. Kannappan returned from England and was promoted to Senior Vice President responsible for Plantronics' Worldwide Operations, the Company's Mobile and Walker Equipment Divisions and Plantronics Limited. In March 1998, Mr. Kannappan was promoted to President and Chief Operating Officer. In January 1999, he was promoted to Chief Executive Officer and appointed to the Board of Directors. Prior to joining Plantronics, Mr. Kannappan was Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated, where he was employed from August 1985 through January 1995. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Masters of Business Administration from Stanford University. Mr. Kannappan is also a Director of Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry.

     Mr. Logan has more than 30 years of diverse senior executive experience. Most recently, he was chairman and CEO of Banc One Arizona and Bank One Arizona from April 1995 to March 1996. From May 1993 to March 1995 he served as director of Banc One Arizona and from January 1990 to April 1993 he was President and Chief Operating Officer of Valley National, the predecessor of Bank One Arizona. Prior to 1990 Mr. Logan was President and Chief Executive Officer of Alexander Hamilton Life Insurance Company, Chief Financial Officer for Continental Grain Company of New York, and Executive Vice President of the Merchant Banking Group at Citicorp. Mr. Logan currently is a member of the boards of directors of EABC, a broadcasting company, York International Corporation, an air conditioning and refrigeration products manufacturer, and Banc One Capital Partners, an investment partnership.

     Mr. Muqaddam has served as a Vice President of CVC and its affiliated investment companies since 1989. Previously he spent 15 years with Citibank, N.A. and its affiliates in senior management positions. Mr. Muqaddam is a director of Chromcraft Revington Inc., which designs, manufactures and sells residential and commercial furniture.

     Mr. O'Mara has been a management consultant since May 1993. From May 1990 to May 1993, he served as Chairman of the Executive Committee of Quality Care Systems, Inc., a provider of computer-based "expert" medical cost containment systems. From August 1988 through December 1989, Mr. O'Mara served as Chairman of the Board and Chief Executive Officer of Global Natural Resources, Inc. Prior to 1988, Mr. O'Mara spent 22 years as an investment banker, serving most recently as Managing Director for Chase Investment Bank, a subsidiary of Chase Manhattan Bank, N.A. Mr. O'Mara is a director of Baldwin & Lyons, Inc., which specializes in marketing and underwriting property and casualty insurance, and The Midland Company, a provider of specialty insurance products and services.

     Mr. Taylor has been a private investor since 1987 and a principal in TC Associates, a management consulting firm, since 1984. He served as a director of the Company's former operating subsidiary, Plantronics, Inc., from 1969 until its merger into the Company in January 1994 as part of Plantronics going public. He was Chairman of the Board of Directors and a Director of Zehntel, Inc. ("Zehntel"), a manufacturer of automated test equipment and a former subsidiary of Plantronics, Inc., from 1984 to 1987, Chief Executive Officer of Zehntel from 1984 to 1985 and Chairman of the Board of Directors, President and Chief Executive Officer of Electronic Memories and Magnetics Corporation, a manufacturer of computer peripherals, from 1969 until 1984. He is also currently a director of Dense-Pac Microsystems, Inc., a designer and manufacturer of ultra-high density memory products and other electronic devices.

     Mr. Wegmann has been a private investor since August 1988. Prior to that, he was a Vice President of CVC. Mr. Wegmann was the President and sole director of PI Parent Corporation, the privately held holding company for Plantronics from that company's inception in August 1988 until March 1989. He also served as a director of Plantronics, Inc., the operating subsidiary, of PI Parent Corporation, from March 1989 until its merger with the Company as part of the initial public offering in January 1994.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of five meetings during the fiscal year ended March 31, 2000. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing such functions.

     The Compensation Committee, which consists of directors Logan, O'Mara and Taylor, met two times, and acted by unanimous written consent four times, during the fiscal year. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other highly compensated employees of the Company and administers various incentive compensation and benefit plans. Mr. O'Mara was appointed to the Compensation Committee as the designee of CVC pursuant to the terms of the Company's 1993 Stock Plan.

     The Audit Committee, which consists of directors Logan, Taylor, and Wegmann (Chairman), met four times during the fiscal year. This Committee is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls.

     No director attended fewer than 75% of the sum of the total number of meetings of the Board of Directors and committees upon which that director served.

     At their March 2000 board meeting, the Board of Directors unanimously agreed to consider increasing the size of the board to nine members, subject to identification of suitable additions to the board. If the size of the board is expanded, any new members would be subject to re-election at the 2001 Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

     The directors of the Company, other than directors who are also executive officers, receive a retainer fee of $5,000 per quarter, plus a fee of $1,000 for attendance at each meeting of the Board of Directors and the Audit and Compensation Committees. Directors also are entitled to reimbursement of expenses incurred in connection with attendance at meetings.

     Each non-employee director of the Company is entitled to participate in the Company's 1993 Director Stock Option Plan (the "Director Plan"). Pursuant to the Director Plan, newly elected director Tseu received an option on July 20, 1999 to purchase 4,000 shares of our Common Stock at an exercise price of $69.875, directors Logan, Muqaddam, O'Mara, Taylor, and Wegmann each received on January 14, 2000 an option to purchase 1,000 shares of Common Stock at an exercise price of $74.50 per share.

BOARD DESIGNATION AGREEMENT

     The Company and CVC are parties to a Board Designation Agreement under which the Company will nominate for election to the Board of Directors of the Company up to three designees of CVC and will solicit proxies in favor of the election of such nominees. The Agreement expires on the earlier to occur of (i) January 19, 2004 (the tenth anniversary of the Company's initial public offering) or (ii) the date on which CVC no longer has the right under the Agreement to designate a director for nomination to the Company's Board of Directors. During the term of such Agreement, for so long as CVC owns at least 66 2/3% of the initial percentage of fully-diluted Common Stock held by it immediately following the Company's 1994 initial public offering, the Company has agreed to nominate and support the election of three CVC designees to the Board of Directors. During any period that CVC owns more than 15% of the outstanding Common Stock of the Company (on a fully diluted basis assuming exercise of all outstanding options or warrants to purchase Common Stock and the conversion of all securities convertible into Common Stock) but less than 66 2/3% of CVC's initial percentage ownership of the Company's Common Stock held by it immediately following the Company's initial public offering, the Company will nominate and support for election two CVC designees. For so long as CVC owns at least 10% of the outstanding Common Stock of the Company on a fully diluted basis, the Company will nominate and support for election at least one CVC designee. Additionally, any interim term vacancy of any directorship held by a CVC designee immediately prior to such vacancy shall be filled by a nominee selected by a majority of the remaining CVC designee(s). Interim vacancies of any directorships held by non-CVC designees shall be filled by a nominee selected by a majority of the remaining Board members that are neither CVC designees nor the Company's Chief Executive Officer.

VOTE REQUIRED

     If a quorum is present and voting at the Annual Meeting of Stockholders, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the meeting, but will have no other legal effect upon the election of directors under Delaware law.

                                  PROPOSAL TWO

                APPROVAL OF AN 850,000 SHARE INCREASE IN SHARES
                       ISSUABLE UNDER THE 1993 STOCK PLAN

     The Company is seeking stockholder approval for an amendment of the 1993 Stock Plan (the "Employee Plan") to increase the number of shares issuable under the Employee Plan. The Employee Plan was adopted by the Board of Directors and approved by the Company's stockholders in September 1993. In 1996 and again in 1998, the Company's stockholders approved increases in the shares issuable under the Employee Plan. In March 2000, the Board of Directors approved an increase of 850,000 shares issuable under the Employee Plan which, if approved by the stockholders, would increase the total shares reserved for issuance under the Employee Plan since its inception to 6,309,242 shares.

     The Board of Directors believes that it is in the best interests of the Company and its stockholders for the stockholders to approve the proposed increase in shares available for grant under the 1993 Stock Plan. The Board believes that stock options assist in retaining, motivating and rewarding employees, executives and consultants by giving them an opportunity to obtain long-term equity participation in the Company. In addition, stock options are an important contributor to aligning the incentives of the Company's employees with the interests of the Company's stockholders. The Board also believes stock options are essential to attracting new employees. Competition for qualified employees in the technology market is extremely intense, and, due to the rapid growth of many successful companies in this sector, such competition is increasing. The Board of Directors believes that in order to remain competitive with other technology companies with regard to its long-term incentive plans, the Company must continue to provide employees with the opportunity to obtain equity in the Company and that an inability to offer equity incentives to new and current employees would put the Company at a severe competitive disadvantage with respect to attracting and retaining qualified personnel.

     As of May 1, 2000, a total of 5,459,242 shares were reserved for issuance under the Employee Plan since its inception. As of May 1, 2000, options to purchase 6,214,963 shares of Common Stock had been granted under the Employee Plan and, with cancellation of options representing 811,035 shares, there remained 55,314 shares available for future option grants. Subject to stockholder approval of the increase of 850,000 shares, there would then be 905,314 shares available for future grants.

     Options to purchase a total of 2,806,226 shares under the Employee Plan had been exercised as of May 1, 2000, leaving a total of 2,653,016 option shares unexercised under the Employee Plan. This total of unexercised shares includes 2,597,702 shares granted but not exercised plus the 55,314 shares available for future grant. The aggregate market value on May 1, 2000 of the unexercised options for shares of Common Stock under the Employee Plan was $240,927,016, based on a closing price of $90.8125 on the New York Stock Exchange on that date.

     For a description of the principal features of the Plan, see "Appendix A -- Description of the Plantronics, Inc. 1993 Stock Plan."

VOTE REQUIRED

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the 1993 Stock Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1993 STOCK PLAN.

                                 PROPOSAL THREE

                 APPROVAL OF A 40,000 SHARE INCREASE IN SHARES
               ISSUABLE UNDER THE 1993 DIRECTOR STOCK OPTION PLAN

     The Company is seeking stockholder approval for an amendment of the 1993 Director Stock Option Plan (the "Director Plan") to increase by 40,000 the number of shares reserved for issuance thereunder. The Director Plan was adopted by the Board of Directors in September 1993 and approved by the Company's stockholders in December 1993. In April 1996, the Board of Directors approved an increase in the number of shares issuable under the Director Plan and the stockholders approved that increase in August 1996. On March 21, 2000, the Board of Directors approved an increase of 40,000 shares issuable under the Director Plan, which, if approved by the stockholders, would increase the total shares reserved for issuance under the Director Plan since its inception to 100,000 shares.

     Options are granted under the Director Plan to non-employee directors to provide them with an incentive through their proprietary interest in the Company and to encourage them to continue to serve as directors of the Company. The purposes of the Plan generally are to promote the interests Plantronics and its stockholders by enabling it to attract and retain experienced and knowledgeable directors and by aligning the directors' economic interests more closely with those of the Company's stockholders. The Plan is consistent with the directors' compensation practices recommended by the National Association of Corporate Directors' Blue Ribbon Commission (the "Blue Ribbon Commission"). The Blue Ribbon Commission urged companies to establish or increase the equity component of director pay practices as a meaningful manner of aligning directors' economic interests with the stockholders (Source: Report of NACD Blue Ribbon Commission on Director Compensation, June 19, 1995). The Board of Directors believes that approval of the increase in shares available under the 1993 Director Stock Option Plan is in the best interests of the Company and its stockholders.

     From its inception in 1993 through May 1, 2000, a total of 60,000 shares were reserved for issuance under the Director Plan. As of May 1, 2000, options to purchase 67,000 shares of Common Stock had been granted under the Director Plan and with cancellation of options representing 9,500 shares, there remained 2,500 available for future grant. Subject to stockholder approval of the increase of 40,000 shares, there would be 42,500 shares available for future grant.

     Options to purchase a total of 6,500 shares under the Directors Plan had been exercised as of May 1, 2000, leaving a total of 53,500 option shares unexercised under the Directors Plan. This total of unexercised shares includes 51,000 shares granted but not exercised plus the 2,500 shares available for future grant. The aggregate market value on May 1, 2000 of the unexercised options for shares of Common Stock under the Directors Plan was $4,858,469, based on a closing price of $90.8125 on the New York Stock Exchange on such date.

     The following table sets forth certain information regarding options granted under the Director Plan in the fiscal year ended March 31, 2000:

                                                  1993 DIRECTORS' STOCK OPTION PLAN
                                                  ---------------------------------
                                                    DOLLAR        NUMBER OF SHARES
                NAME OF DIRECTOR                  VALUE($)(1)    SUBJECT TO OPTIONS
                ----------------                  -----------    ------------------
Robert F.B. Logan...............................  $18,687.50           1,000
M. Saleem Muqaddam..............................  $18,687.50           1,000
John Mowbray O'Mara.............................  $18,687.50           1,000
Trude C. Taylor.................................  $18,687.50           1,000
Marvin Tseu.....................................  $74,750.00           4,000(2)
David A. Wegmann................................  $18,687.50           1,000

---------------
(1) Based on the difference between the exercise price of $74.50 for such options and $93.1875, the closing price of the Company's Common Stock on March 31, 2000, the last trading day in fiscal 2000.

(2) Initial grant made upon election to the Board in July 1999.

     In fiscal year 2001 each current non-employee director re-elected to serve on the Board of Directors in the fiscal year will on January 15, 2001 receive a Subsequent Option to purchase 1,000 shares of Common Stock. The exercise prices of such options are not presently determinable. No persons other than non-employee directors are eligible to participate in the Director Plan.

     For a description of the principal features of the Director Plan, see "Appendix B -- Description of the Plantronics, Inc. 1993 Director Stock Option Plan."

VOTE REQUIRED

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the Director Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE DIRECTOR STOCK OPTION PLAN.

                                 PROPOSAL FOUR

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2001, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

     PricewaterhouseCoopers LLP has audited the Company's financial statements annually since 1988. Representatives of PricewaterhouseCoopers LLP will be available at the meeting to respond to any appropriate questions. The PricewaterhouseCoopers representatives will have an opportunity to make a statement at the meeting if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of Common Stock of the Company as of May 1, 2000 as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.

                                                                     COMMON STOCK   APPROXIMATE
                                                                     BENEFICIALLY   PERCENTAGE
FIVE PERCENT STOCKHOLDERS, DIRECTORS AND CERTAIN EXECUTIVE OFFICERS    OWNED(1)      OWNED(2)
-------------------------------------------------------------------  ------------   -----------
Citigroup Inc.(3)...........................................          4,673,221        28.6%
  153 East 53rd Street
  New York, NY 10043
Lord, Abbett & Co.(4).......................................          1,699,935        10.4
  767 Fifth Avenue
  New York, NY 10153-0203
PRIMECAP Management Company(5)..............................          1,608,000         9.9
  225 South Lake Ave., Suite 400
  Pasadena, CA 91101-3005
S. Kenneth Kannappan........................................            195,581         1.2
Robert F.B. Logan...........................................              8,813           *
M. Saleem Muqaddam..........................................              9,500           *
John Mowbray O'Mara.........................................             18,563           *
Trude C. Taylor.............................................             99,143           *
Marvin Tseu.................................................              2,000           *
David A. Wegmann............................................            267,455         1.6
Donald S. Houston...........................................             76,249           *
Jean-Claude Malraison.......................................             10,000           *
H. Craig May................................................             52,780           *
Barbara V. Scherer..........................................             63,863           *
All directors and executive officers as a group (14 persons)..          864,245         5.3%

---------------
 *  Less than 1%.

(1) Includes stock subject to stock options held by directors and executive officers that are exercisable within 60 days of May 1, 2000, as follows: Mr. Kannappan, 186,825 shares; Mr. Logan, 3,813 shares; Mr. Muqaddam, 7,500 shares; Mr. O'Mara, 7,563 shares; Mr. Taylor, 7,563 shares; Mr. Wegmann, 7,563 shares; Mr. Houston, 70,625 shares; Ms. Scherer, 61,458 shares, and all directors and executive officers as a group (14 persons), 462,473 shares.

(2) Based on 16,311,793 shares of Common Stock outstanding on May 1, 2000.

(3) Citibank, N.A. is the sole stockholder of Citicorp Venture Capital Ltd. Citicorp is the sole stockholder of CitiBank, N.A. Citigroup Inc. is the sole stockholder of Citicorp. Information provided herein is based on the group filing of Schedule 13G/A on February 9, 2000 by Citicorp Venture Capital Ltd., Citibank, N.A., Citicorp, Citigroup Holdings Company and Citigroup Inc. In the joint filing, Citigroup, Inc. claims shared voting power and ownership by shared dispositive power of 4,673,221 shares of Common Stock and each of Citicorp Venture Capital Ltd., Citicorp, Citigroup Holdings Company, and Citibank, N.A. claim shared voting power and shared dispositive power as to 4,509,168 shares.

(4) Lord, Abbett & Co. claims sole voting power and sole dispositive power as to the 1,699,935 shares. Information provided herein is based solely on Lord, Abbett & Co.'s Schedule 13G dated February 8, 2000.

(5) Vanguard/PRIMECAP Fund, Inc. claims shared dispositive and sole voting power as to the 1,608,000 shares. Information provided herein is based solely upon Vanguard/PRIMECAP Fund, Inc.'s Schedule 13G/A dated February 4, 2000.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company during fiscal years 1998, 1999 and 2000 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the CEO and such other officers collectively the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                ANNUAL COMPENSATION                ------------
                                   ---------------------------------------------      AWARDS
                                                                  OTHER ANNUAL     ------------      ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR   SALARY(1)    BONUS     COMPENSATION(2)    OPTIONS(#)    COMPENSATION(3)
   ---------------------------     ----   ---------   --------   ---------------   ------------   ---------------
Ken Kannappan....................  2000   $371,046    $371,046       $    --          40,000         $172,568
  Director, President and          1999    267,304     259,492         2,986(4)       50,000          127,797
  Chief Executive Officer          1998    208,333     179,576        18,387(4)       80,000           91,164
Don Houston......................  2000    204,615     189,910            --          10,000           96,211
  Senior Vice President -- Sales   1999    200,000     136,831            --          10,000           96,763
                                   1998    200,000     122,212        59,549(5)       10,000           82,154
Jean-Claude Malraison............  2000    114,542     308,161(6)          --         90,000           42,836
  Managing Director -- Europe,     1999         --          --            --              --               --
  Middle East & Africa             1998         --          --            --              --               --
Craig May........................  2000    198,264     193,790            --          10,000           93,407
  Senior Vice President --         1999    157,907     156,942        71,960(7)      100,000           57,924
  Marketing                        1998         --          --            --              --               --
Barbara Scherer..................  2000    185,847     180,332            --          10,000           87,660
  Senior Vice President --         1999    167,339     160,046            --          10,000           80,835
  Finance and Administration       1998    140,667     120,025        88,373(8)      110,000           56,993
  and Chief Financial Officer

---------------
(1) Includes salary deferred at the election of the executive officer.

(2) Includes perquisites only where the aggregate amount thereof equals or exceeds the lesser of $50,000 or 10% of the salary plus bonus for the executive officer.

(3) Amounts shown include (i) the following life and disability payments by the Company for each executive in fiscal years 1998, 1999 and 2000, respectively: Mr. Kannappan ($830, $297 and $947), Mr. Houston ($830, $486 and $947), Mr. Malraison (none, none and $2,403), Mr. May (none, $233 and $947) and Ms. Scherer ($830, $408 and $947); (ii) the following contributions by the Company under the quarterly profit sharing plan in fiscal years 1998, 1999 and 2000, respectively: Mr. Kannappan ($47,139, $63,734 and $84,516), Mr. Houston ($39,113, $48,046 and $46,896), Mr.
    Malraison (none, none and $14,661), Mr. May (none, $21,462 and $45,528) and Ms. Scherer ($27,356, $40,143 and $42,693); and (iii) the following contributions by the Company under the Annual Profit Sharing/Individual Savings Plan for fiscal years 1998, 1999 and 2000, respectively: Mr. Kannappan ($43,195, $63,766 and $87,105), Mr. Houston ($42,211, $48,231 and
    $48,368), Mr. Malraison (none, none and $25,772), Mr. May (none, $36,229 and $46,932) and Ms. Scherer ($28,807, $40,283 and $44,020).

(4) Reflects the dollar value of the difference between the price paid for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase.

(5) Reflects the dollar value of the difference between the price paid by Mr. Houston for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase, which was $26,635. Amounts shown also reflect other personal benefits, including a relocation payment of $16,932 to Mr. Houston.

(6) Amount includes a one-time signing bonus of $249,516, quarterly incentive bonuses totaling $14,661 and an annual incentive bonus of $43,984. All amounts have been converted from the British Pound and Dutch Guilder currencies in which the amounts were paid based upon the interbank exchange rate to the U.S. Dollar as of March 31, 2000.

(7) Amount shown reflects other personal benefits, including a relocation payment of $56,465 to Mr. May.

(8) Reflects the dollar value of the difference between the price paid for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase. Such amount was $9,893 for Ms. Scherer. Amount shown also reflects other personal benefits, including a relocation payment of $64,846.

OPTION GRANTS

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended March 31, 2000.

                       OPTION GRANTS IN FISCAL YEAR 2000

                                       INDIVIDUAL GRANTS(1)
                         -------------------------------------------------   POTENTIAL REALIZABLE VALUE OF
                         NUMBER OF     % OF TOTAL                               ASSUMED ANNUAL RATES OF
                         SECURITIES     OPTIONS      EXERCISE                   STOCK PRICE APPRECIATION
                         UNDERLYING    GRANTED TO    OR BASE                       FOR OPTION TERM(2)
                          OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION   ------------------------------
         NAME            GRANTED(#)   FISCAL YEAR     ($/SH)     DATE(S)          5%              10%
         ----            ----------   ------------   --------   ----------   -------------   --------------
Ken Kannappan..........    40,000          4.6%      $63.0000    06/24/09     $1,584,814      $ 4,016,231
Donald Houston.........    10,000          1.2%       73.3750    02/04/10        461,451        1,169,409
Jean-Claude
  Malraison............    90,000         10.4%       69.8750    07/19/09      3,954,961       10,022,648
Craig May..............    10,000          1.2%       63.0000    06/24/09        396,204        1,004,058
Barbara Scherer........    10,000          1.2%       73.3750    02/04/10        461,451        1,169,409

---------------
(1) These options were granted pursuant to the Company's 1993 Stock Plan. The option exercise prices were at the fair market value of the Company's Common Stock on the date of grant. All options expire 10 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. The options become exercisable at the rate of 20% of the total grant 12 months after the date of grant and 1.6667% of the total grant each month thereafter. The options are fully vested at five years from the date of grant, if the executive is employed with the Company as of that date.

(2) Potential realizable values are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, applied for the entire ten (10) year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions the option holders' continued employment through the vesting period and the date of exercise and sale of the option shares. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

OPTION EXERCISES AND VALUES

     The following table sets forth certain information regarding option exercises in fiscal year 2000 and the value of options held by the Named Executive Officers.

                OPTION EXERCISES AND VALUES IN FISCAL YEAR 2000

                                                                NUMBER OF               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS               OPTIONS AT
                             SHARES                         AT MARCH 31, 2000           MARCH 31, 2000($)(1)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   -----------   -----------   -------------   -----------   -------------
Ken Kannappan............        --              --      152,158        126,042      $10,931,335    $5,060,885
Don Houston..............        --              --       63,750         41,250        4,649,193     1,967,682
Jean-Claude Malraison....        --              --           --         90,000               --     2,098,125
Craig May................        --              --       43,750         66,250        1,792,318     2,565,807
Barbara Scherer..........    20,000      $1,001,219       54,583         55,417        3,633,516     2,774,609

---------------
(1) Based on market value of the Company's Common Stock at March 31, 2000 of $93.1875, minus the exercise price.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     In July 1999, the Company entered into a three-year employment agreement with Ken Kannappan, Chief Executive Officer. This employment agreement superceded the employment agreement entered into between the Company and Mr. Kannappan in March 1996 when he joined Plantronics, which was similar to the agreement with Mr. Houston discussed below. The term of the current agreement automatically extends for additional one-year periods unless either the Company or Mr. Kannappan gives advance notice of termination. The agreement provided for an initial annual base salary of $375,000, payable in installments on the Company's regular payroll schedule. The Agreement provides also for receipt by Mr. Kannappan of profit sharing payments under the Company's profit sharing plans and provides for adjustment in the base salary amount if the profit sharing plan changes so that the total of salary plus profit sharing remains substantially the same. The agreement also provides for an annual performance bonus of up to 100% of base salary if the Company exceeds certain performance targets established by its Board of Directors.

     In the event that (i) the Company terminates Mr. Kannappan's employment (other than for cause), including voluntary resignation by Mr. Kannappan due to a constructive discharge or (ii) Mr. Kannappan terminates his employment voluntarily on or after July 4, 2002 or (iii) Mr. Kannappan's employment terminates because of death or disability, he (or his beneficiaries in the case of death) will receive for a period of two (2) years from the date of termination of employment (a) continued cash compensation payments equal to seventy-five percent (75%) of the average of the cash compensation earned in the four (4) full fiscal quarters immediately preceding the date of termination of employment and (b) continuation of certain fringe benefits. "Cash compensation" as used above means base salary, profit sharing, and incentive bonuses earned in the applicable four fiscal quarters, even if the amounts are paid in subsequent periods. In the event his employment terminates due to death or disability, his benefits will be offset to the extent of any disability or death benefits payable under any Company benefit plan. For a period of 36 months following Mr. Kannappan's termination of employment with the Company, Mr. Kannappan may not perform services for any direct competitor of the Company and may not solicit any of the Company's employees to become employed by any other business enterprise. Covenants not to compete are generally not enforceable under California law.

     Under the employment agreement, the Company has agreed to indemnify Mr. Kannappan to the fullest extent permitted by law so long as Mr. Kannappan acts in good faith. Failure by the Company to provide such indemnification is deemed to be a breach of the employment agreement and may be deemed a termination of Mr. Kannappan's employment other than for cause.

     Mr. Houston joined the Company in November, 1996 as
Vice-President -- Sales, and entered into an employment agreement with the Company at that time. The agreement provides that if, within two years of a change of control of the Company, the Company terminates Mr. Houston's employment other than for cause, or he is constructively discharged, or his employment terminates due to death or disability, he, or his beneficiaries, will receive continuation of base salary and fringe benefits for six months or up to 12 months if the executive is unable to obtain subsequent employment. For purposes of the agreement, fringe benefits exclude bonus, profit sharing, deferred compensation or incentive compensation plans. In the event Mr. Houston's employment is terminated by the Company for cause, he will receive no benefits except as may be provided by the Company's employee benefit plans generally. Under the agreement, a termination is "for cause" only if such termination results from gross misconduct of the executive that is materially injurious to the Company. The agreement also contains a two-year non-compete covenant which takes effect upon termination of Mr. Houston's employment. However, such covenants are generally not enforceable under California law.

     The Company entered into employment agreements with Mr. May and Ms. Scherer in May 1998 and April 1997, respectively. Such agreements are similar to the agreement with Mr. Houston.

     Mr. Malraison joined the Company in July 1999 as the Managing
Director -- Europe, Middle East & Africa. Mr. Malraison entered into an employment agreement, titled "Service Agreement," dated effective July 20, 1999 with Plantronics Limited, a wholly owned subsidiary of Plantronics, Inc. Under the Service Agreement, Mr. Malraison is obligated to repay a decreasing percentage of his signing bonus if he leaves employment or is terminated for cause in the first two years after July 1999. The agreement requires not less than six (6) months notice of termination of employment for other than cause and Plantronics Ltd. may make payment of six months salary in lieu of such notice. No other severance benefits are payable to Mr. Malraison in the event of termination of his employment. The Service Agreement also contains provisions which prohibit the employment of Mr. Malraison by a competitor in the twelve
(12) month period after termination of employment and further prohibits his solicitation in that same twelve month period of any Plantronics employees to work at any other company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the Company's executive compensation policies and the compensation paid to the executive officers. The Committee also advises the Company's management on the compensation policies in place for all non-executive personnel. The Committee is comprised of the members named below, all of whom are non-employee directors.

     Following is the report of the Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended March 31, 2000. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

     COMPENSATION POLICIES. The Company's basic compensation philosophy is founded on the idea that compensation should be tied to performance. This philosophy is reflected in the structure of the Company's compensation program, which is designed to link executive compensation to the performance of the Company as well as to the individual contribution of each executive and to make a certain portion of each executive's compensation variable as opposed to fixed. The Company's performance-based compensation program is a total system consisting of base salary and "at risk" incentives that reward executives for the achievement of performance levels designed to increase the stockholder value of the Company. A significant portion of each executive's compensation is dependent upon meeting certain financial goals of the Company and individual performance objectives.

     The guiding principles which form the basis for the Company's executive compensation program are to (i) provide a total compensation package that will attract highly qualified executives to the Company, motivate such individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are essential for building the Company's business and long-term stockholder value;

(ii) establish annual incentives for senior executives that are directly tied to the overall financial performance of the Company as well as to individual performance goals; and (iii) implement long-term incentives to focus executives on managing the Company from the perspective of an owner with an equity stake in the business and align executive compensation with benefits realized by the Company's stockholders.

     There are five basic components of the Company's compensation program: (i) annual cash compensation in the form of base salary; (ii) annual incentive bonuses which reward executives for achievement against pre-established goals;
(iii) long-term incentive stock options, which are designed to align compensation incentives with the interests of the Company's stockholders; (iv) compensation and employee benefits generally available to employees of the Company, such as the Company's nonqualified cash quarterly profit sharing plan and qualified defined contribution savings plan, including an annual profit sharing component and a qualified salary deferral program under Section 401 (k) of the Internal Revenue Code; and (v) discounted sales of Company Common Stock to senior executive officers pursuant to the Senior Executive Stock Purchase Plan in order to increase investment by such executive officers in the Company and align their interests with other stockholders.

     BASE SALARIES. Base salaries for the Company's executive officers are determined by evaluating each executive's scope of responsibility, prior experience and salary history with a focus on such executive's past performance with the Company and/or expected contribution to the Company's future success. For reference, the Company participates in various executive compensation surveys covering similar industries and publicly-held companies in the San Francisco Bay Area and uses this data to assist it in analyzing competitive salary information in connection with determining appropriate salary levels for the Company's executive officers. After analyzing the surveys, the Chief Executive Officer recommends an annual salary increase budget for approval by the Compensation Committee and further recommends salary increases within such budget for the individual executives on the basis of individual performance during the preceding 12 months as measured against pre-established objectives related to each individual's respective area of responsibility. Performance objectives are proposed by the individual executive, and, thereafter, negotiated and agreed to between the executive and the Chief Executive Officer. For fiscal year 2000, individual adjustments in annualized base salary ranged from 0% to 11% and averaged 5.7% for the Named Executive Officers (other than the Chief Executive Officer and also excluding Mr. Malraison because he was not employed with Plantronics prior to the beginning of fiscal year 2000).

     INCENTIVE BONUS AWARDS. Under the Company's Executive Bonus Plan for fiscal 2000, incentive cash payments (regular and supplemental bonuses) were based on the achievement of certain Company operating profit targets as well as individual objectives. A portion of the bonus awards earned under the plans described below were paid on a quarterly basis during fiscal 2000 and fourth quarter and supplemental bonus awards were paid in April and May 2000 after the close of the fiscal year. The plan is composed of two programs consisting of a regular bonus plan and a supplemental bonus plan. Each plan is designed to reward the performance of officers and certain key employees designated by the Chief Executive Officer, subject to the approval of the Compensation Committee. Under either plan, no bonuses are earned unless the Company meets the profitability targets set by the Board of Directors, regardless of the achievement of individual performance goals by the participants.

     Under the regular bonus plan, a participant becomes eligible to earn up to a certain percentage of base salary if the Company achieves certain operating profit targets defined by the Board of Directors, provided such executive achieves certain individual performance objectives. Such percentage varies among executives depending upon position, but in no case exceeds 40%. Individual performance objectives are proposed by the individual executive and, thereafter, negotiated and agreed to between the executive and the Chief Executive Officer. A portion of such bonus is paid on a quarterly basis to the eligible participants who must be employed by the Company on the day the bonus is paid. Such bonuses are paid only after the Company achieves the established targets as follows: when the year-to-date operating profit achieved equals at least 75% of the year-to-date operating profit target set by the Board of Directors, eligible participants may receive up to 50% of eligible bonus awards, or some smaller percentage of such bonus depending upon achievement of individual performance objectives. The percentage payout of bonus may be increased to 75% of eligible bonus if the year-to-date operating profit achieved equals at least 90% of the year-to-date operating profit target and up to 100% of eligible bonus if the year-to-date operating profit achieved equals at least 100% of the year-to-date operating profit target. In all cases, the actual bonus percentage paid to an individual executive depends on the percentage achievement of such executive's individual performance objectives. For example, if the Chief Executive Officer determines that an executive has achieved 80% of his or her predetermined performance objectives, the executive will receive 80% of the bonus award for which he or she is eligible.

     In addition to the regular bonus plan, the Company maintains a supplemental bonus plan pursuant to which participants may earn up to 100% of base salary (including amounts earned under the regular bonus plan described above) if the Company significantly exceeds operating profit targets established by the Board of Directors. The supplemental bonus amounts are payable from a pool comprised of 25% of the operating profits, if any, which the Company earns beyond the operating profit targets established under the regular bonus plan. Participants are eligible to share in the supplemental bonus pool pro-rata based on the ratio of such participant's annual base salary to the aggregate base salaries received by all eligible participants. Total bonuses paid under both the regular and supplemental bonus plans cannot exceed 100% of a participant's annual base salary earned in a given fiscal year. The percentage of bonus earned by each participant under the supplemental bonus plan, as is the case under the regular bonus plan, is based on such participant's percentage achievement measured against pre-established individual performance objectives as determined by the Chief Executive Officer. Supplemental bonus amounts are payable within 90 days after completion of the Company's audited financial statements at fiscal year end to participants who must be employed by the Company on the payment date. In the event of death of a participant during the second half of the fiscal year, in which case such participant will be treated as having been employed on the payment date and any supplemental bonus earned will be paid to such participant's estate. Additionally, the plan provides for the payment prior to the end of a calendar year (at the option of the Compensation Committee) of 75% of estimated bonus awards under both the regular and the supplemental bonus plans based on a forecast by the Chief Executive Officer of operating profits for the fiscal year and an estimate of bonus attainments. If such early payment is made, participants who elect to receive the early payout of bonus awards under this feature of the plan are required to sign a written agreement promising to repay any amount paid that exceeds the amount ultimately determined that the participant is entitled to receive under the plans based on final audited operating profits. No such early payments were approved or made during fiscal 2000.

     The Company's operating profits improved substantially in fiscal year 2000. However, the Company did not exceed all the targets as defined by the Board of Directors for purposes of the regular and supplemental bonus plans. The Board of Directors decided that the real progress of the business exceeded the reported financial results as a result of one-time effects due to inventory reductions at customers, who sold more product to end users than they purchased, and the impact of the Year 2000 on the call center market. As a result, the Board made a discretionary funding of the regular and supplemental bonus plans and bonuses were paid to participants up to 100% of eligible bonus amounts under both bonus plans.

     STOCK OPTIONS. The Company provides long-term incentives to executive officers through its 1993 Stock Plan, adopted by the Board of Directors in September 1993. In order to attract and retain highly qualified executives and to ensure that the interests of the executive officers will coincide with the interests of the Company's stockholders, stock options constitute a significant portion of the Company's incentive compensation program for executives. Options granted under the 1993 Stock Plan incorporate vesting schedules to encourage employees to remain with the Company. Generally, in granting options to executives, the Compensation Committee takes into consideration the individual's position with the Company, responsibilities, past performance and future potential to influence the long-term growth and profitability of the Company, as well as the individual's existing equity interest in the Company, giving primary weight to position, responsibilities and performance.

     SENIOR EXECUTIVE STOCK PURCHASE PLAN. On November 4, 1996 the Board of Directors adopted the Company's Senior Executive Stock Purchase Plan (the "SEP") effective as of January 1, 1997 to facilitate purchases of Company stock by senior executives and thus create long-term incentives to focus executives on managing the Company and align executive compensation with benefits realized by the Company's stockholders. The SEP is a voluntary plan and its goal is to encourage the Chief Executive Officer and all senior executives who participate in the Company's Supplemental Bonus Plan to acquire, over a five year period,

Company stock with a value, in the case of the CEO, of twice annual base salary, and in the case of the other participants, equal to annual base salary. For purposes of evaluating whether the target ownership levels are met, stock purchases, exercise of options, and stock held in the Company's Basic Deferred Compensation Plan, the Company's Annual Profit Sharing/Individual Savings Plan (401k Plan) and the executive's Individual Retirement Account are aggregated. To encourage such purchases, the Company offers treasury shares to the participating senior executives at a discount. Shares are sold under the SEP at a price equal to the greater of (i) 95% of the price set by the Board of Directors on an annual basis or (ii) 85% of the fair market value of the stock on the date of the transaction. However, if the fair market value falls below the Board's annual set price, then a 5% discount off the fair market value on the date of the transaction applies. The Board of Directors set an annual price for the calendar year 1999 of $45.75 per share and for calendar year 2000 a price of $59.9375. To facilitate purchases necessary to achieve the target levels of stock ownership, the Company also offers a loan program, with the amounts borrowed to be repaid on a periodic basis within five years or less, to be evidenced by a promissory note, and secured by the stock purchased and by a personal guarantee. To date no such loans have been made.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. The compensation of the Chief Executive Officer in fiscal 2000 was approved by the Compensation Committee pursuant to an employment agreement (the "Employment Agreement") between the Company and the Chief Executive Officer (described in this Proxy Statement under the caption "Additional Information -- Employment Agreements and Change-in-Control Arrangements"). In making compensation decisions with respect to the Chief Executive Officer, the Compensation Committee refers to Mr. Kannappan's Employment Agreement, and also generally applies the compensation philosophy described above. Mr. Kannappan received 100% of the bonus amount for fiscal 2000 for which he was eligible under the Company's regular and supplemental bonus plans. Mr. Kannappan's fiscal 2000 bonus was determined (pursuant to his Employment Agreement) in accordance with the Company's Executive Bonus Plan approved by the Board of Directors. On June 24, 1999, the Company issued Mr. Kannappan an option to purchase 40,000 shares of the Company's stock at an option price of $63.00 per share.

     TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Beginning in 1994, Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation, other than performance-based compensation within the meaning of Section 162(m), paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1 million. Based on the Company's current compensation plans and policies, the Company and the Committee believe that, for the near future, there is little risk that the Company will lose any material tax deduction for executive compensation.

                                          Members of the Compensation Committee:

                                          Robert F.B. Logan
                                          John Mowbray O'Mara
                                          Trude C. Taylor

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company appointed directors Logan, Taylor and O'Mara to the Compensation Committee in July 1999, September 1993 and March 1994, respectively. Mr. Taylor is a former officer and director of Zehntel, a former subsidiary of the Company's former operating subsidiary, Plantronics, Inc. He served as Chairman of the Board of Zehntel from 1984 to 1987 and as Chief Executive Officer of Zehntel from 1984 to 1985.

COMPANY'S STOCK PERFORMANCE

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the NYSE Stock Market index and a peer group index for the period commencing on the morning of April 1, 1995 and ending on March 31, 2000. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

     The graph assumes that $100 was invested on the morning of April 1, 1995 in the Company's Common Stock and in each index (based on prices from the close of trading on March 31, 1995), and that all dividends were reinvested. No cash dividends have been declared or paid on the Company's Common Stock. Under the assumptions stated above, over the period from April 1, 1995 to March 31, 2000 the total return on an investment in the Company would have been 674.7%, as compared to 319.0% for the NYSE/AMEX/Nasdaq Stock Market index (U.S. Companies only) and 617.1% for the NYSE/Amex/Nasdaq Communications Equipment Stocks index shown below. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                               PLANTRONICS, INC.

Prepared by the Center for Research in Security Prices
Produced on 05/09/2000 including data to 03/31/2000

                                                                                NYSE/AMEX/NASDAQ            NYSE/AMEX/NASDAQ
                                                    PLANTRONICS, INC.            (US COMPANIES)              (SIC/EQUIPMENT)
                                                    -----------------           ----------------            ----------------
03/31/1995                                                100.0                       100.0                       100.0
03/29/1996                                                136.7                       132.0                       136.6
03/27/1997                                                155.7                       155.9                       142.4
03/31/1998                                                296.4                       224.9                       170.0
03/31/1999                                                452.9                       254.4                       197.3
03/31/2000                                                674.7                       319.0                       617.1

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

     In connection with the commencement of her employment, the Company made an interest-free term loan due in June 1999 to Barbara V. Scherer, a Senior Vice President and Chief Financial Officer of the Company, of $200,000 for use in the purchase of and improvements to her primary residence. The loan was secured by a deed of trust on Ms. Scherer's residence. In June 1999, the Company extended the term of the loan to December 31, 1999. The largest amount of such loan outstanding at any time during fiscal 2000 was $100,000. Ms. Scherer paid the entire balance of the loan in December 1999 and there was no balance outstanding as of the fiscal year end.

     In connection with the commencement of his employment, the Company made an interest free term loan to H. Craig May, a Senior Vice President of the Company, of $200,000 for use in the purchase of his primary residence. The loan is due and payable on July 2, 2001. The total amount of such loan outstanding as of May 1, 2000 was $200,000.

     On October 1, 1999, the Company made a $60,000 term loan to Don Houston, a Senior Vice-President of the Company, secured by the principal residence of Mr. Houston. The interest rate on the loan was 6.5% per annum and was due and payable on October 2, 2000. The largest amount of the loan outstanding at any time in fiscal year 2000 was $60,000 in principal and $1,720 in interest. Mr. Houston paid the loan in full on May 11, 2000.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal year 2000, all filing requirements applicable to its executive officers and directors were complied with.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          For the Board of Directors

                                          /s/ KEVIN A. GOODWIN

                                          Kevin A. Goodwin
                                          Secretary

Dated: June 1, 2000

                                   APPENDIX A

              DESCRIPTION OF THE PLANTRONICS, INC. 1993 STOCK PLAN

SUMMARY OF 1993 STOCK PLAN

     PURPOSES. The purposes of the Employee Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for employees and consultants of the Company and to promote the success of the Company's business.

     ADMINISTRATION. For so long as Citicorp Venture Capital, Ltd. ("CVC") owns at least 10% of the Common Stock of the Company, the Employee Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), which Committee shall be composed solely of two or three (but no more than three) directors who are neither employees nor consultants of the Company, at least one of whom shall be a designee of CVC; provided, however, that the Committee shall have discretionary authority to take actions with respect to outstanding options only with at least two-thirds vote of the Committee or, in the alternative, upon a majority vote of the Committee ratified by approval of at least two-thirds vote of the Board of Directors. After the date upon which CVC ceases to own at least 10% of the Company's Common Stock, the Employee Plan shall also be administered by the Committee, which Committee shall be composed of two or more directors who are neither employees nor consultants of the Company, and which Committee shall have the full discretionary authority to take all actions with respect to the Employee Plan upon a majority vote.

     The Committee has full power to select, from among the employees and consultants of the Company eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Employee Plan. The interpretation and construction of any provision of the Employee Plan by the Committee shall be final and conclusive.

     ELIGIBILITY. The Employee Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants to the Company or its parent or subsidiary. Incentive stock options may only be granted to employees. At its meeting on July 20, 1999, the Board of Directors directed that options under the Employee Plan be granted to all employees of the Company worldwide, other than direct production labor in the Company's Plamex S.A. de C.V. manufacturing subsidiary. The Board delegated to a management committee the administration of the broad based option program, subject to certain guidelines and restrictions. The Board provided that the Compensation Committee was not to delegate and would retain the right, subject to oversight by the full Board, the determination of stock option grants, if any, given to the Company's President and Vice-Presidents. The management committee is obligated by the Board resolution establishing the guidelines, to report quarterly to the Compensation Committee the level of grants made in the prior period and, not less frequently than annually, report to the Compensation Committee its assessment of the option grant guidelines then in effect, the average grant size within each of the guideline levels established by the Compensation Committee and such other matters as may be requested by the Committee.

     STOCK OPTIONS. Each option granted under the Employee Plan is to be evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

          (a) Exercise of the Option. The committee determines on the date of grant when options become exercisable. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of (1) cash, (2) check, (3) shares of Common Stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Board and the broker, if applicable, shall require to effect a cash-less exercise of the option and delivery to the Company of the amount of sale or loan proceeds required to pay the exercise price, (5) any combination of the foregoing methods or (6) such other consideration and method of payment permitted under applicable law.

          (b) Exercise Price. The exercise price of options granted under the Employee Plan is determined on the date of grant. In the event of the grant of a nonstatutory option below the fair market value, the difference between fair market value on the date of grant and the exercise price would be treated as a compensation expense for accounting purposes and would therefore affect the Company's earnings. In the case of incentive stock options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. The exercise price of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The fair market value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange on the date of grant.

          (c) Termination. Subject to the terms of employment agreements between the Company and individual optionees, if the optionee's employment or consulting relationship with the Company is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination, provided that the option is exercised no later than its expiration date. Under a recent amendment to the Employee Plan, the expiration date for all new option grants issued subsequent to the amendment will be ninety (90) days from the termination date.

          (d) Term and Termination of Options. At the time an option is granted, the Board or the Committee determines the period within which the option may be exercised. In no event may the term of an incentive stock option be longer than 10 years. No option may be exercised by any person after the expiration of its term. An option granted to an optionee who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of the Company, may not have a term of more than five years.

          (e) Nontransferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

          (f) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Employee Plan as may be determined by the Board or the Committee.

     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER, SALE OF ASSETS OR CHANGE OF CONTROL. Subject to any required action by the stockholders of the Company, in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Company's Common Stock, or any other increase or decrease in the number of issued shares of Common Stock or in the number or amount of convertible securities (as defined in the Employee Plan) effected without receipt of consideration by the Company, the number of shares of Common Stock covered by each outstanding option and the number of shares of Common Stock which have been authorized for issuance under the Employee Plan but as to which no options have yet been granted or which have been returned to the Employee Plan upon cancellation or expiration of an option, as well as the price per share of Common Stock covered by each such outstanding option, shall be proportionately adjusted so that such options' claim on assets, earnings and voting power remains the same before and after any increase or decrease in the number of issued shares of Common Stock resulting from such event. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. In the event that the Company undertakes any corporate separation or division, including, without limitation, a split-up, split-off or spin-off, the Committee shall provide that the holder of each option shall receive, upon a subsequent exercise of his or her option, the same per share consideration for each share exercised that stockholders of the Company received for each share of their holdings pursuant to the corporate separation or division. In the event that the Company offers for sale any Common Stock or any convertible securities for an initial consideration price per share of Common Stock less than the fair market value of such securities, and in the further event that sales pursuant to such offerings result in the fair market value of the Common Stock declining, the per share exercise price of each outstanding option shall be adjusted so that the ratio of the exercise price to the fair market value of the Common Stock before and after the closing of such sales remains constant. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

     In the event of a proposed dissolution or liquidation of the Company, after proper notice thereof and sufficient time to exercise all vested options, all outstanding unexercised options will immediately terminate prior to the consummation of such proposed action.

     In the event of a "Change of Control" (as defined below), the Committee shall provide for optionees to have the right to exercise their options as to all of the shares subject to such options, including shares that would not otherwise be exercisable. In such event, the Committee shall notify each optionee that the options shall be exercisable for a period of not less than thirty (30) days from the date of such notice. For these purposes, a "Change of Control" shall mean the occurrence of any of the following events:

          (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (b) A change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who (i) were directors of the Company as of the date the Employee Plan was adopted, (ii) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company) or (iii) are elected in accordance with the terms of the Board Designation Agreement between the Company and CVC; or

          (c) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

AMENDMENT AND TERMINATION OF THE EMPLOYEE PLAN.

     The Board may amend the Employee Plan at any time or from time to time or may terminate the Employee Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Employee Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of The New York Stock Exchange), as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the Employee Plan. The Committee may accelerate any option or waive any condition or restriction pertaining to such option at any time. The Committee may also reduce the exercise price of any option to the then current fair market value, if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted. In any event, the Employee Plan shall terminate in September 2003. Any options outstanding under the Employee Plan at the time of its termination shall remain outstanding until they expire by their terms.

CERTAIN FEDERAL INCOME TAX INFORMATION.

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time of grant or exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is subject to Section 16 of the Securities Exchange Act of 1934. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercised by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by an optionee with respect to shares acquired upon exercise of an option.

     The foregoing summary of the federal income tax consequences of Employee Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

                                   APPENDIX B

      DESCRIPTION OF THE PLANTRONICS, INC. 1993 DIRECTOR STOCK OPTION PLAN

SUMMARY OF THE DIRECTOR PLAN

     PURPOSES. The purposes of the Director Plan are to attract and retain the best available personnel for service as outside directors of the Company, to provide additional incentive to such non-employee directors and to encourage their continued service on the Board.

     ADMINISTRATION. The Director Plan is designed to be effective automatically without requiring administration. However, to the extent administration is necessary, it will be provided by the Board. The interpretation and construction of any provision of the Director Plan by the Board shall be final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the Director Plan.

     TERMS OF OPTIONS. The Director Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company. Each eligible director shall be granted an initial option (the "Initial Option") to purchase 4,000 shares of Common Stock (adjusted for the 1997 2-for-1 stock split) on the later of the effective date of the Company's initial public offering or the date on which such person first becomes such a director. Thereafter, each eligible director shall be granted an option (the "Subsequent Option") to purchase 1,000 additional shares of Common Stock (adjusted for the 1997 2-for-1 stock split) on January 15 of each year if, on such date, the eligible director shall have served on the Company's Board of Directors for at least six months. Options granted under the Director Plan expire 10 years after the date of grant. Each option is evidenced by a stock option agreement between the Company and the director to whom such option is granted. The terms of the Director Plan described above may not be amended more than once every six months, except for amendments to comply with changes in applicable law.

     RULE 16b-3. The Director Plan requires that options granted thereunder must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder from time to time to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to the Director Plan transactions.

     EXERCISE OF THE OPTIONS. The Initial Option shall become exercisable as to 25% of the shares subject to the Initial Option on the first anniversary of the date of grant of the Initial Option, and shall become exercisable as to an additional 6.25% of the shares subject to the Initial Option at the end of each three-month period thereafter, so long as the optionee remains a director. Each Subsequent Option shall become exercisable in full on the fourth anniversary of the date of its grant, so long as the optionee remains a director. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. The consideration to be paid for shares issued upon exercise of options granted under the Director Plan may consist of
(1) cash, (2) check, (3) shares of Common Stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Board and the broker, if applicable, shall require to effect a cash-less exercise of the option and delivery to the Company of the amount of sale or loan proceeds required to pay the exercise price, or (5) any combination of the foregoing methods of payment.

     OPTION PRICE. The option price under the Director Plan is the fair market value of the Company's Common Stock on the date of grant. The fair market value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange. For purposes of Initial Options granted on the effective date of the initial public offering, the fair market value per share was the initial public offering price as set forth in the final prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act.

     TERMINATION OF STATUS AS A DIRECTOR. The Director Plan provides that if the optionee ceases to serve as a director of the Company for any reason other than death or disability, the optionee may, but only within 90 days after the date he or she ceases to be a director, exercise his or her option to the extent that the
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

optionee was entitled to exercise it at the date of such termination, provided that the option is exercised no later than its expiration date.

     DISABILITY. If an optionee is unable to continue service as a director of the Company as a result of his or her total and permanent disability, the optionee may, but only within 12 months after the date of the optionee's termination, exercise his or her option to the extent that the optionee was entitled to exercise it at the date of such termination, provided that the option is exercised no later than its expiration date.

     DEATH. In the event of the death of an optionee, the option may be exercised at any time within 12 months after death, but only to the extent that the optionee was entitled to exercise it at the date of death, provided that the option is exercised no later than its expiration date.

     NONTRANSFERABILITY OF OPTIONS. An option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

     ADJUSTMENTS, DISSOLUTION, MERGERS AND ASSET SALES. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares under the Director Plan, the number of shares subject to Initial Options and Subsequent Options granted thereafter, and the number of shares and price per share covered by each outstanding option. In the event of the proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to the consummation of such proposed action. In the event of the merger of the Company with or into another corporation or a proposed sale of all or substantially all of the assets of the Company, each outstanding option shall be assumed or substituted by such successor corporation. If the successor corporation chooses not to assume the options or to substitute equivalent options, then the options will be made fully exercisable for a period of 30 days and thereafter all unexercised options shall terminate.

     AMENDMENT AND TERMINATION. The Board may amend, alter, suspend or discontinue the Director Plan at any time, but any such action shall not adversely affect any stock option then outstanding under the Director Plan without the consent of the holder thereof. To the extent necessary and desirable to comply with Rule 16b-3 (or any other applicable law or regulation), the Company shall obtain stockholder approval of any amendment to the Director Plan in such a manner and to such a degree as required. The Director Plan shall terminate in September 2003. Any options outstanding under the Director Plan at the time of its termination shall remain outstanding until they expire by their terms.

     CERTAIN FEDERAL INCOME TAX INFORMATION. Options granted under the Director Plan are nonstatutory options. An optionee will not recognize any taxable income at the time of grant of a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Because the optionee is a director of the Company and therefore subject to Section 16 of the Securities Exchange Act of 1934, the date of taxation (and the date of measurement of taxable ordinary income) may be deferred unless the optionee files an election under Section 83(b) of the Code. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option.

     The foregoing summary of the federal income tax consequences of Director Plan transactions is based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be complete, and does not describe foreign, state or local tax consequences.

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